Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Registration Statement on Form S-1 of our report dated September 21, 2005 relating to the consolidated financial statements of NAT Holdings, Inc. and subsidiary which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Melville, New York
September 25, 2006